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FOR IMMEDIATE RELEASE


mySIMON, INC. TO CONTEST FINDING IN SIMON PROPERTY GROUP TRADEMARK SUIT


SANTA CLARA, CA - AUGUST 31, 2000 - mySimon, inc. (www.mySimon.com), the leading online comparison shopping site, today announced that it disagreed with an Indianapolis jury's finding that the company infringed on a trademark. The company believes the finding was not supported by the facts or the law and plans to contest it.

The jury verdict, which was rendered in federal district court in Indianapolis today, found that the "mySimon" mark infringes the mark of Simon Property Group, an Indianapolis-based real estate development and management company. The jury awarded Simon Property Group damages in the amount of $26.8 million.

"We were obviously very surprised and disappointed by the finding and believe that it was not supported by either the law or the facts. We plan to challenge the finding," said Josh Goldman, CEO of mySimon, inc.

The judge presiding over the case has not yet entered judgment on the jury's verdict, nor has he ruled on Simon Property Group's request that mySimon relinquish its name.

ABOUT mySIMON, INC.

mySimon (www.mySimon.com) is the premier Internet e-commerce hub focused on comparison-shopping. mySimon's easy-to-use Web shopping service, powered by Virtual Learning Agent (VLA) technology, helps consumers find the best values for almost anything sold online. mySimon searches millions of products at thousands of stores online and has received the honor of being highlighted as the only Forbes' Favorite in the comparison shopping category in the 2000 Forbes Magazine's Best of the Web issue. mySimon is a member of CNET Networks, Inc. (NASDAQ: CNET).

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MEDIA CONTACT: Blaise Simpson, CNET Networks, Inc., 415 364-8447,
blaises@cnet.com